UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/07/2010

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    On May 7, 2010, the Board of Directors (the "Board") of Assurant, Inc. (the "Company") elected John A.C. Swainson to the Board. Mr. Swainson's election is effective as of May 14, 2010. Mr. Swainson has not yet been named to serve on any committee of the Board. Upon the appointment of Mr. Swainson to a committee of the Board, the Company will file an amended Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the "SEC"). There are no arrangements or understandings between Mr. Swainson and any other person pursuant to which Mr. Swainson was elected as a director.

As compensation for his service as a director, Mr. Swainson will receive annual retainers and per-meeting fees in accordance with the terms and conditions of the Assurant Amended and Restated Directors Compensation Plan, appended as Exhibit 10.25 to the Company's 2009 Form 10-K filed with the SEC on February 25, 2010 (the "Directors Compensation Plan"). Consistent with the terms of the Directors Compensation Plan, Mr. Swainson will also receive an annual grant of restricted stock units with a grant date fair market value of $80,000 pursuant to the Assurant, Inc. Long Term Equity Incentive Plan, the terms and conditions of which will be governed by an agreement substantially in the form of the Assurant, Inc. Restricted Stock Unit Award Agreement for Time Based Awards for Directors, appended as Exhibit 10.3 to the Company's Form 10-Q filed with the SEC on May 5, 2010.

In connection with Mr. Swainson's election, the Company issued a news release on May 12, 2010. The text of the news release, which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1            News Release dated May 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: May 12, 2010	By:	/s/ Bart R. Schwartz
Bart R. Schwartz
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release dated May 12, 2010